Exhibit 10.1

MANTECH INTERNATIONAL CORPORATION

2010 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.0	OVERVIEW

ManTech International Corporation (the “Company”) has established this 2010 Executive Incentive Compensation Plan (this “Plan”) to help attract, retain and motivate our executives to achieve certain pre-established goals and objectives. Incentive compensation is an integral part of the Company’s compensation strategy. This Plan sets forth a uniform, systematic, and measurable process for determining incentive compensation. The goal-setting process contained in this Plan helps mutually supportive executives focus on achieving the overall business strategy and mission of the Company. The Compensation Committee of the ManTech International Corporation Board of Directors (the “Compensation Committee”) has ultimate authority over the implementation and interpretation of this Plan, and as such, this Plan is compatible with the Compensation Committee’s Executive Compensation Philosophy.

2.0	PLAN PARTICIPANTS

All executive officers of the Company, including the CEO, President, CFO, Controller and designated presidents of the Company’s principal business groups (the “Business Group Presidents”), as well as certain other key members of senior management that may be identified by the CEO and President from time to time, are eligible to participate in this Plan (together, the “Participants”).

3.0	POLICY

For each Participant, a set of goals (which may include business unit goals and Company goals, as appropriate) shall be established, reviewed and memorialized according to the process set forth below (the “Participant Goals”). All Participant Goals shall be specific, measurable, realistic, and quantitative, to the extent practical. The goal-setting process shall be accomplished in accordance with a time schedule established by the Compensation Committee, CEO and President.

In the case of the Business Group Presidents, the Participant Goals shall include both financial performance goals established for the applicable business group (“Business Group Goals”) and financial performance goals established for the Company as a whole (“Company Goals”).

In the case of all other Participants, the Participant Goals shall be comprised solely of Company Goals.

Participant Goals for each Participant shall be set forth in a separate agreement or term sheet (each a “Plan Agreement”). Each Plan Agreement shall also set forth the relative weightings for the various Participant Goals, a Target Award amount, and other factors to be used in the Scoring Process (as defined below).

After the end of the fiscal year, Participant Goals will be measured against actual results to determine whether and/or to what extent incentive compensation has been earned under this Plan for each Participant. This process is referred to in this Plan as the “Scoring Process.”

2010 Incentive Compensation Plan

In addition, the Compensation Committee has the authority to exercise negative discretion to reduce the amount payable to any Participant under the Plan. The exercise of this negative discretion may be based on any factors deemed appropriate by the Compensation Committee.

Additionally, the Compensation Committee may, outside the terms of this Plan, consider whether a discretionary bonus is warranted for any Participant. In making that determination, the Compensation Committee may consider any objective or subjective factors that the Committee deems appropriate in its sole discretion, including the recommendation of the CEO or the President.

3.1	Guidance for Goal-Setting Process

All Participant Goals and weightings will be subject to the final review, modification and approval by the Compensation Committee. (With respect to non-executive officer Participants, if any, the Compensation Committee may delegate this function to the CEO and/or President.) The following process will be used to prepare a recommendation to the Compensation Committee:

•	The Company Goals (and their relative weightings) will be established by the CEO, with input from the President, the CFO and the Compensation Committee.

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Business Group Goals (and their relative weightings) will be initially established by the President, after consulting with each respective Business Group President. The Business Group Goals (and their relative weightings) will then be reviewed for approval by the CEO.

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The Chairman of the Compensation Committee will be responsible for the establishment of all Participant Goals and weightings for the CEO. The Compensation Committee shall also review and approve all goals and weightings for the other Plan Participants.

3.2	Performance Criteria for Goals

•	Business Group Goals

•	Revenue ( revenue as recognized for the performance period in accordance with GAAP principles)

•	Accounts Receivable Days Sales Outstanding (DSOs) (4 quarter average)

•	Bookings (full value of contract award for single award contracts, plus the value of multiple award wins, determined in accordance with ManTech’s standard process)

•	Earnings before interest and taxes (EBIT) measured as a dollar amount (also referred to as Operating Income)

2010 Incentive Compensation Plan

•	Direct Labor (measured as total direct labor costs, including intercompany work)

•	Voluntary Turnover (the number of voluntary employee terminations during 2010 as a percentage of the average number of full time equivalent employees for 2010)

•	Company Goals (measured in the same manner as Business Group Goals)

•	Revenue

•	Earnings before interest and taxes, measured as a dollar amount

•	Accounts Receivable Days Sales Outstanding

•	Bookings

•	Direct Labor

•	Voluntary Turnover

3.3	Target Awards

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Each Participant shall have a predetermined Target Award expressed as a percentage of his or her base salary as of April 1, 2010, as established by the Compensation Committee. The Compensation Committee shall determine the effect of any out-of-cycle salary increases to a Participant and shall take into consideration the effect under Section 162(m) of the Internal Revenue Code of any adjustment to a Participant’s Target Award that could result from the salary increase. The Target Award shall be an amount of incentive compensation that the Participant will earn if 100% of the Participant Goals are achieved.

•	The maximum total incentive compensation amount payable pursuant to any Plan Agreement shall be indicated on each Participant’s Plan Agreement.

3.4	Guidance for Scoring Process

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Overview: Actual results for the year will be prepared and then compared to the Participant Goals. The resulting scores will be expressed numerically and factored to reflect the relative weighting assigned the Participant Goals.

•	Defined Terms: This Section 3.4 uses the following terms (which terms also operate in the Participants’ Plan Agreements).

•	Formal Target Award – amount of incentive compensation that the Participant can earn if 100% of the assigned Participant Goals under this Plan are achieved.

•	Factor – the weighting percentage assigned to each goal. The factors shall total 100% for all Company Goals and Business Group Goals, respectively.

2010 Incentive Compensation Plan

•	Business Group Performance Score – the multiplication of the factor assigned to each Business Group Goal times the percentage achieved for each such goal, totaling the resulting products.

•	Company Performance Score – the multiplication of the factor assigned to each Company Goal times the percentage achieved for each such goal, totaling the resulting products.

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Final Performance Score – the multiplication of the Business Group Performance Score times the Company Performance Score, yielding the final score that will be converted to the Award Percentage using a conversion formula. For Participants with no Business Group Goals, the Final Performance Score shall be the Company Performance Score.

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Award Percentage – the percentage of the Participant’s salary that is earned (prior to any adjustment), based upon the Final Performance Score. The Award Percentage is derived from a conversion formula contained in the Participant’s Plan Agreement.

•	Scoring Process for Business Unit Presidents:

•	Scores for the achievement of Business Group Goals and Company Goals will be determined. These scores will be expressed as a percentage.

•	If the Business Group Performance Score or the Company Performance Score is less than 90%, then no portion of the Formal Target Award under this Plan will be paid to the Participant.

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If the Business Group Performance Score and the Company Performance Score are equal to or greater than 90%, then the Business Group Performance Score will be multiplied by the Company Performance Score, based on the Company’s actual results for the year, to yield the Final Performance Score. The Final Performance Score will be converted to an Award Percentage using the performance conversion worksheet of the executive’s individual Participant’s Plan Agreement.

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The Award Percentage will then be converted to the Formal Incentive Award Amount earned by the Participant by multiplying the Award Percentage times the Participant’s base salary as of April 1, 2010 (subject to the Compensation Committee’s determination of the effect of any out-of-cycle salary increases to a Participant, if applicable).

•	Scoring Process for Other Participants:

•	If the Company Performance Score is less than 90%, then no portion of the Formal Target Award under this Plan will be paid to the Participant.

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If the Company Performance Score is equal to or greater than 90%, then the Company Performance Score will be converted to the Award Percentage using the performance conversion table on the executive’s individual Participant’s Plan Agreement.

2010 Incentive Compensation Plan

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The Award Percentage will then be converted to the Formal Incentive Award Amount earned by the Participant by multiplying the Award Percentage times the Participant’s base salary as of April 1, 2010 (subject to the Compensation Committee’s determination of the effect of any out-of-cycle salary increases to a Participant, if applicable).

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Adjustments to Results Achieved: The Compensation Committee shall consult with the CEO and President, and shall have the authority to determine how any changes during the year in corporate structure or acquisitions or divestitures should impact the results achieved related to any Participant Goal.

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Final Compensation Committee Review: The Compensation Committee will review the resulting incentive compensation payment amount for each Participant. The Compensation Committee has the authority to reduce the incentive compensation payment amount due any Participant hereunder, based on any factor deemed relevant by the Compensation Committee. No incentive compensation payment amount for any executive officer shall be paid out until formally approved by the Compensation Committee. Payments, if any, shall be made in a single lump-sum payment to each Participant on or before March 15, 2011. Unless the Compensation Committee determines otherwise in its sole discretion, a Participant’s right to receive any incentive compensation payment hereunder shall be forfeited if the Participant is not an employee of the Company in good standing on December 31, 2010.

4.0	AUTHORIZATION

The Compensation Committee has authorized the development of this Plan and, with the assistance of the CEO and President, shall oversee the consistent and equitable implementation of the provisions of this Plan and the individual Participants’ Plan Agreements. Senior management and the Company’s compensation department will support the administration of the Plan, as directed by the Compensation Committee.

Approved by the Compensation Committee of the Board of Directors on March 11, 2010

2010 Incentive Compensation Plan